As filed with the Securities and Exchange Commission on March 12, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PUGET ENERGY, INC.

(Exact name of Registrant as specified in its charter)

Washington	91-1969407
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

411 – 108th Avenue N.E.

Bellevue, Washington 98004-5515

(Address of principal executive offices, including zip code)

INVESTMENT PLAN FOR EMPLOYEES OF PUGET SOUND ENERGY, INC.

(f/k/a INVESTMENT PLAN FOR EMPLOYEES OF PUGET SOUND POWER & LIGHT COMPANY)

(Full title of the plan)

STEPHEN A. MCKEON

Senior Vice President Finance and Chief Financial Officer

Puget Energy, Inc.

411 – 108th Avenue N.E.

Bellevue, Washington 98004-5515

(425) 454-6363

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Andrew Bor

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98101-3099

(206) 583-8888

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $.01 per share, together with associated common stock purchase rights, under the Investment Plan for Employees of Puget Sound Energy, Inc.	1,800,000	$20.50	$36,900,000.00	$2,985.21

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan.

(1)	Includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as a result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.
(2)	Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933 and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share under the Plans is estimated to be $20.50 based on the average of the high ($20.75) and low ($20.25) sales prices per share of Puget Energy, Inc.’s common stock on New York Stock Exchange on March 10, 2003.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 10, 2003.

(b)	The description of the Registrant’s common stock contained in the Prospectus Supplement dated October 31, 2002, filed on November 1, 2002 pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregister the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize the court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Article 11 of the Registrant’s restated articles of incorporation and Section 6 of the Registrant’s bylaws provides for indemnification of the Registrant’s directors and officers to the maximum extent permitted by Washington law.

Section 23B.08.320 authorizes a corporation to eliminate or limit a director’s personal liability to the corporation or its shareholders for monetary damages for conduct as a director except in certain circumstances involving acts or omissions, intentional misconduct by a director or knowing violations of law by a director or distributions illegal under Washington law or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. Article 10 of the Registrant’s restated articles of incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders.

Officers and directors of the Registrant are covered by insurance (with certain exceptions and certain limitations) that indemnifies them against losses and liabilities arising from certain alleged “wrongful acts,” including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

The above discussion of the WBCA and the bylaws and articles of incorporation is not intended to be exhaustive and is qualified in its entirety by reference to such statute, the bylaws and the articles of incorporation.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8. EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

The Registrant hereby undertakes that it will submit or has submitted the plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan.

Item 9. UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 10th day of March, 2003.

PUGET ENERGY, INC.

By:	/S/ JAMES W. ELDREDGE
Name: James W. Eldredge Title: Corporate Secretary and Chief Accounting Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Stephen P. Reynolds, Stephen A. McKeon and James W. Eldredge, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all post-effective amendments to this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 10th day of March, 2003.

Signature	Title

/S/ STEPHEN P. REYNOLDS Stephen P. Reynolds	President, Chief Executive Officer, and Director (Principal Executive Officer)

/S/ STEPHEN A. MCKEON Stephen A. McKeon	Senior Vice President Finance and Chief Financial Officer (Principal Financial Officer)

/S/ JAMES W. ELDREDGE James W. Eldredge	Corporate Secretary and Chief Accounting Officer (Principal Accounting Officer)

/S/ DOUGLAS P. BEIGHLE Douglas P. Beighle	Chairman of the Board of Directors

/S/ CHARLES W. BINGHAM Charles W. Bingham	Director

/S/ PHILLIS J. CAMPBELL Phillis J. Campbell	Director

/S/ CRAIG W. COLE Craig W. Cole	Director

/S/ ROBERT L. DRYDEN Robert L. Dryden	Director

/S/ TOMIO MORIGUCHI Tomio Moriguchi	Director

/S/ KENNETH P. MORTIMER Kenneth P. Mortimer	Director

/S/ SALLY G. NARODICK Sally G. Narodick	Director

INVESTMENT PLAN FOR EMPLOYEES OF PUGET SOUND ENERGY, INC.

(f/k/a INVESTMENT PLAN FOR EMPLOYEES OF PUGET SOUND POWER & LIGHT COMPANY)

Pursuant to the requirements of the Securities Act of 1933, as amended, the persons who administer the Investment Plan for Employees of Puget Sound Energy, Inc. (f/k/a Investment Plan for Employees of Puget Sound Power & Light Company) have duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Bellevue, State of Washington, on the 10th day of March, 2003.

INVESTMENT PLAN FOR EMPLOYEES OF PUGET SOUND ENERGY, INC. (f/k/a INVESTMENT PLAN FOR EMPLOYEES OF PUGET SOUND POWER & LIGHT COMPANY) BY: INVESTMENT PLAN COMMITTEE OF PUGET SOUND ENERGY, INC.

By:	/S/ DONALD E. GAINES
Name: Donald E. Gaines Title: Chairman of the Investment Plan Committee of Puget Sound Energy, Inc.

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)